     EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 22, 2007 (except for Notes M and N as to which the date is July 9, 2007), with respect to the consolidated financial statements of Athersys, Inc. (now known as ABT Holding Company) included in the Amendment No. 3 to Form S-1 (Form S-1 No. 333-144433) on Form S-3 Registration Statement (Form S-3) and related Prospectus of Athersys, Inc. (formerly known as BTHC VI, Inc.) for the registration of 18,508,251 shares of its common stock.
/s/ERNST & YOUNG LLP
Cleveland, Ohio
October 9, 2007